Prospectus Supplement Filed Pursuant to Rule 424(b)(3)

(To Reoffer Prospectus filed with the Commission on October 27, 1998 with the SVB Financial Services, Inc. Registration Statement of Form S-8, Registration #333-66165, relating to the SVB Financial Services, Inc. 1997 Restated Incentive Stock Option Plan.)


                          SVB Financial Services, Inc.

This prospectus supplement contains information about the persons who can use this prospectus supplement to offer and sell shares of SVB Financial Services, Inc. those persons acquired upon the exercise of options granted to them under the Company's 1997 Restated Incentive Stock Option Plan.

The information set forth in the table under the caption "Selling Stockholders" in the reoffer prospectus filed with the SVB Financial Services, Inc. Registration Statement of Form S-8, Registration #333-66165, relating to the SVB Financial Services, Inc. 1997 Restated Incentive Stock Option Plan, is amended and restated in its entirety as follows:

Name                        Position with Company                 No. of Shares
----                        ---------------------                 -------------

Robert P. Corcoran          President and                             46,160
                            Chief Executive Officer

Keith B. McCarthy           Chief Operating Officer                   46,160
                            and Secretary/Treasurer

Arthur E. Bratloff          Executive Vice President                  25,914
                            and Senior Loan Officer

A. Murray                   Former Vice President                      2,400

K.  Zaliwski                Vice President                             6,502

R. Cramer                   Senior Vice President                     10,316

M. Novak                    Senior Vice President                      8,420

R. Russell                  Vice President,
                            Loan Administration                        7,393

M. Eppler                   Loan Processor                             1,103

M. Soriano                  Assistant Vice President,
                            Operations                                 3,751

S. Lennard                  Assistant Vice President and
                            Manager                                    2,751


M. Rowe                     Assistant Vice President
                            Accounting and Finance                     3,724

R. Miranda                  Former Vice President                      2,000

C. Fenimore                 Assistant Vice President                   1,708





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K. Ruggiero                 Vice President                             1,100

C. Seaman                   Assistant Vice President                   1,102

M. O'Keeffe                 Assistant Vice President                   1,736

J. Capra                    Assistant Vice President                   1,157

This prospectus supplement also covers any additional shares of SVB Financial Services, Inc. common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of SVB Financial Services, Inc. common stock. The date of this prospectus supplement is January 26, 2005.




REFERENCE IS HEREBY MADE TO THE CONTENTS OF THE SVB Financial Services, Inc. REGISTRATION STATEMENT ON FORM S-8, REGISTRATION #333--66165, FILED WITH THE COMMISSION ON OCTOBER 27, 1998, WHEREIN THERE IS A COMPLETE DESCRIPTION OF THE PLAN PURSUANT TO WHICH THE SECURITIES OFFERED PURSUANT TO THE REOFFER PROSPECTUS WERE INITIALLY ACQUIRED BY THE SELLING SHAREHOLDERS.